As filed with the Securities and Exchange Commission on March 16, 2026

Registration No. 333-275581

Registration No. 333-275582

Registration No. 333-277566

Registration No. 333-282319

Registration No. 333-292171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-2792157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1540 Broadway, Ste 1010 New York, NY 10036 (917) 558-3563	10036
(Address of Principal Executive Offices)	(Zip Code)

Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan, as amended
(Full title of the plan)

Jerry Tang

Chief Executive Officer

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Tahra Wright, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Signing Day Sports, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-8 (File No. 333-275581), filed with the SEC on November 16, 2023, registering 13,750 shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), to be offered under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan, as amended (the “Plan”);

2.	Registration Statement on Form S-8 (File No. 333-275582), filed with the SEC on November 16, 2023, registering 1,875 shares of common stock for reoffer and resale by the selling stockholder named therein under the Plan;

3.	Registration Statement on Form S-8 (File No. 333-277566), filed with the SEC on March 1, 2024, registering 31,250 additional shares of common stock to be offered under the Plan;

4.	Registration Statement on Form S-8 (File No. 333-282319), filed with the SEC on September 25, 2024, registering (i) 46,875 additional shares of common stock to be offered under the Plan, and (ii) 547 shares of common stock that were previously issued as restricted stock awards under the Plan, but which were forfeited and returned to the Plan in accordance with the terms of the Plan; and

5.	Registration Statement on Form S-8 (File No. 333-292171), filed with the SEC on December 16, 2025, registering 906,250 additional shares of common stock to be offered under the Plan.

All share numbers set forth above reflect a one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024.

Pursuant to the Business Combination Agreement, dated as of May 27, 2025, by and among the Registrant, One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“BlockchAIn”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Registrant and One Blockchain, as amended by Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among the Registrant, One Blockchain, BlockchAIn, Merger Sub I, and Merger Sub II (as amended, the “Business Combination Agreement”), among other things, Merger Sub I merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a direct wholly-owned subsidiary of BlockchAIn, and Merger Sub II merged with and into One Blockchain, with One Blockchain continuing as the surviving limited liability company and a direct wholly-owned subsidiary of BlockchAIn. As a result of the transactions contemplated by the Business Combination Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 16, 2026.

Signing Day Sports, Inc.

By:	/s/ Jerry Tang
Jerry Tang
President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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